EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203-265-8630
www.amphenol.com

 THIRD QUARTER 2013 RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. October 17, 2013.  Amphenol Corporation (NYSE-APH) reported today third quarter 2013 record diluted earnings per share excluding one-time items of $.98 compared to diluted earnings per share of $.90 for the comparable 2012 period. On an as reported basis, diluted earnings per share was $.99. Such per share amount for the 2013 quarter includes a charge for acquisition-related transaction costs of $2.5 million ($2.1 million after tax), or $.01 per share, as well as a benefit of $3.6 million, or $.02 per share, relating to a reduction in tax expense due primarily to the completion of prior year audits.  Sales for the third quarter 2013 were a record $1.153 billion compared to $1.103 billion for the 2012 period. Currency translation had the effect of increasing sales by approximately $7.9 million in the third quarter 2013 compared to the 2012 period.

For the nine months ended September 30, 2013, diluted earnings per share was $2.88 on an as reported basis and $2.80 excluding one-time items, compared to $2.53 for the comparable 2012 period. The 2013 period includes one-time items totaling $.08, including the $.01 net benefit in the third quarter described above and a $.07 one-time tax benefit recorded in the first quarter.  The income tax benefit in the first quarter related primarily to the delay by the U. S. government in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income.  Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012.  Under U.S. GAAP, the related benefit to the Company of $11 million, or $.07 per share, relating to the 2012 tax year was recorded as a one-time benefit in the first quarter of 2013 at the date of reinstatement. Sales for the nine months ended September 30, 2013 were $3.369 billion compared to $3.146 billion for the 2012 period.  Currency translation had the effect of increasing sales by approximately $7.9 million for the nine month 2013 period compared to the 2012 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “We are pleased to report record third quarter sales of $1.153 billion and EPS, excluding one-time items, of $.98, up 5% and 9% over the comparable 2012 quarter.  The sales growth over last year was driven by both organic and acquisition-related growth in the commercial aerospace, automotive, broadband, industrial and information technology and data communications markets, which was partially offset by a decrease in sales to the mobile device market. For the nine months of 2013, sales were up 7% over last year with good contributions from most of our served markets.  Our strong growth is further confirmation of the significant benefits of the Company’s technology leadership and diversification.  In addition, it is extremely rewarding that the Company’s unique entrepreneurial culture continues to drive an unwavering focus on profitability, resulting in an operating margin improvement of 20 basis points over the prior year quarter to 19.7%, before one-time items, driving strong 9% EPS growth and record EPS, before one-time items, of $.98 in the quarter.  These results are a direct result of our management team’s ability to react quickly in a dynamic environment, especially given the continuing high levels of uncertainty in most of the world’s economies.  I am very proud of our organization as we continue to execute well.”

“Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s growth opportunities.  Consistent with that strategy, in October, the Company completed the acquisition of Ionix Aerospace Ltd, a U.K.-based high technology cable assembly company focused primarily on the commercial aerospace market with annual sales of approximately $35 million.  This acquisition expands the Company’s presence in a very important and growing technology area. In addition to our successful acquisition program, the Company continues to deploy its financial strength in a variety of ways to increase shareholder value, including, in this quarter, the purchase of 1.5 million shares of the Company’s stock pursuant to our stock repurchase plan.”

“There remains a great deal of volatility in the global economy and, in particular, growing levels of uncertainty driven by increasing political and fiscal constraints both in the U.S. and abroad.  Accordingly, and assuming current currency exchange rates, we expect fourth quarter 2013 revenues in the range of $1.146 billion to $1.171 billion and diluted EPS in the range of $.96 to $.99.  For the year 2013, we now expect to achieve revenues and diluted EPS in the range of $4.515 billion to $4.540 billion and $3.76 to $3.79 (excluding one-time items), respectively, an increase of 5% to 6% over 2012 revenues and 8% to 9% over 2012 diluted EPS (excluding one-time items). This compares to prior full year 2013 guidance for revenues and diluted EPS in the range of $4.490 billion to $4.540 billion and $3.73 to $3.79 (excluding one-time items), respectively.  Despite the many uncertainties in the global economy, we believe we can perform well in the dynamic electronics marketplace due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to accelerate, with new applications and higher performance requirements driving increased demand for our leading interconnect technologies in all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol.  Importantly, our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its third quarter results at 1:00 PM (EST) October 17, 2013.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode:  REARDON.  There will be a replay available until 11:59 P.M. (EST) on Monday, November 18, 2013.  The replay numbers are toll free 866-424-4007; International toll number is 203-369-0856; Passcode: 7183.

A live broadcast as well as a replay will also be available on the internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive,

Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2012, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net sales	$1,153,062	$1,103,376	$3,368,934	$3,146,087

Cost of sales	789,214	759,047	2,307,406	2,158,326

Gross profit	363,848	344,329	1,061,528	987,761

Acquisition-related expenses	2,537	—	2,537	—

Selling, general and administrative expense	136,828	128,659	403,538	380,636

Operating income	224,483	215,670	655,453	607,125
	.
Interest expense	(16,048)	(15,166)	(47,126)	(44,014)
Other income, net	3,625	2,636	9,443	7,457

Income before income taxes	212,060	203,140	617,770	570,568

Provision for income taxes	(50,671)	(54,340)	(147,900)	(152,627)

Net income	161,389	148,800	469,870	417,941
Less: Net income attributable to noncontrolling interests	(591)	(1,350)	(2,077)	(2,986)

Net income attributable to Amphenol Corporation	$160,798	$147,450	$467,793	$414,955

Net income per common share - Basic	$1.01	$0.91	$2.94	$2.56

Weighted average common shares outstanding - Basic	158,665,520	161,349,493	159,365,640	161,905,598

Net income per common share - Diluted (1)	$0.99	$0.90	$2.88	$2.53

Weighted average common shares outstanding - Diluted	161,792,786	163,780,171	162,477,034	164,333,598

Dividends declared per common share	$0.200	$0.105	$0.410	$0.315

Note 1            Earnings per share in the three months and nine months ended September 30, 2013 included acquisition-related expenses of $2.5 million, $2.1 million after-tax or $.01 per share, relating to 2013 acquisitions and a $3.6 million, or $.02 per share, income tax benefit due primarily to the favorable completion of prior year audits.  Earnings per share in the nine months ended September 30, 2013 also included an income tax benefit of $11.3 million, or $.07 per share, resulting from the delay, by the U.S. government, in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income.  Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012.  Under U.S. GAAP, the related benefit to the Company of $11.3 million, or $.07 per share, relating to the 2012 tax year was recorded as a one-time benefit in the first quarter of 2013 at the date of reinstatement. Excluding these effects, diluted earnings per share was $0.98 for the three months ended September 30, 2013 and $2.80 for the nine months ended September 30, 2013.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	September 30,	December 31,
	2013	2012
ASSETS

Current Assets:
Cash and cash equivalents	$889,366	$690,850
Short-term investments	394,215	251,653
Total cash, cash equivalents and short-term investments	1,283,581	942,503
Accounts receivable, less allowance for doubtful accounts of $12,092 and $10,372, respectively	926,194	910,711
Inventories	732,724	733,718
Other current assets	135,036	119,983

Total current assets	3,077,535	2,706,915

Land and depreciable assets, less accumulated depreciation of $781,904 and $715,895, respectively	441,799	417,436
Goodwill	1,972,428	1,932,740
Other long-term assets	148,919	158,372

	$5,640,681	$5,215,463

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$481,022	$496,525
Accrued salaries, wages and employee benefits	90,289	89,142
Accrued income taxes	83,023	94,341
Accrued dividends	31,631	—
Other accrued expenses	122,249	108,213
Short-term debt	84,987	100,293

Total current liabilities	893,201	888,514

Long-term debt	1,784,539	1,606,204
Accrued pension and post employment benefit obligations	250,701	244,571
Other long-term liabilities	45,720	33,992

Equity:
Common stock	158	160
Additional paid-in capital	461,936	336,683
Accumulated earnings	2,315,841	2,210,120
Accumulated other comprehensive loss	(120,686)	(117,004)

Total shareholders’ equity attributable to Amphenol Corporation	2,657,249	2,429,959

Noncontrolling interests	9,271	12,223

Total equity	2,666,520	2,442,182

	$5,640,681	$5,215,463

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Nine months ended
	September 30,
	2013	2012

Cash flow from operating activities:
Net income	$469,870	$417,941
Adjustments for cash flow from operating activities:
Depreciation and amortization	101,531	89,339
Stock-based compensation expense	26,584	23,167
Excess tax benefits from stock-based compensation payment arrangements	(18,853)	(17,805)
Net change in components of working capital	(24,249)	(44,789)
Net change in other long-term assets and liabilities	2,841	(250)

Cash flow provided by operating activities	557,724	467,603

Cash flow from investing activities:
Additions to property, plant and equipment	(105,740)	(96,489)
Proceeds from disposals of fixed assets	2,084	4,174
Purchases of short-term investments	(538,152)	(220,330)
Sales and maturities of short-term investments	395,590	186,833
Acquisitions, net of cash acquired	(44,036)	(179,597)

Cash flow used in investing activities	(290,254)	(305,409)

Cash flow from financing activities:
Issuance of senior notes	—	498,730
Borrowings under credit facilities	490,800	606,600
Repayments under credit facilities	(327,043)	(876,960)
Payment of fees and expenses related to debt financing	(2,710)	(4,318)
Proceeds from exercise of stock options	79,587	73,450
Excess tax benefits from stock-based compensation payment arrangements	18,853	17,805
Payments to shareholders of noncontrolling interests	(4,371)	(4,713)
Purchase and retirement of treasury stock	(296,975)	(229,442)
Dividend payments	(33,472)	(36,385)

Cash flow (used in) provided by financing activities	(75,331)	44,767

Effect of exchange rate changes on cash and cash equivalents	6,377	3,499

Net change in cash and cash equivalents	198,516	210,460
Cash and cash equivalents balance, beginning of period	690,850	515,086

Cash and cash equivalents balance, end of period	$889,366	$725,546

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Trade Sales:
Interconnect Products	$1,063,179	$1,033,309	$3,104,856	$2,926,834
Cable Products	89,883	70,067	264,078	219,253
Consolidated	$1,153,062	$1,103,376	$3,368,934	$3,146,087

Operating income, excluding one-time items:
Interconnect Products	$233,435	$224,517	$676,818	$627,962
Cable Products	12,389	8,697	36,432	29,831
Stock-based compensation expense	(9,413)	(8,066)	(26,584)	(23,167)
Other operating expenses	(9,391)	(9,478)	(28,676)	(27,501)
Operating income, excluding one-time items	227,020	215,670	657,990	607,125

Acquisition-related expenses	(2,537)	—	(2,537)	—
Consolidated	$224,483	$215,670	$655,453	$607,125

ROS%:
Interconnect Products	22.0%	21.7%	21.8%	21.5%
Cable Products	13.8%	12.4%	13.8%	13.6%
Stock-based compensation expense	-0.8%	-0.7%	-0.8%	-0.7%
Other operating expenses	-0.8%	-0.9%	-0.9%	-0.9%

ROS, excluding one-time items	19.7%	19.5%	19.5%	19.3%

Acquisition-related expenses	-0.2%	0.0%	0.0%	0.0%
Consolidated	19.5%	19.5%	19.5%	19.3%